Exhibit 32.1
Certification
Pursuant to 18 U.S.C. Section 1350

The undersigned officers, who are the Chief Executive Officer and Chief Financial Officer of DiamondRock Hospitality Company (the “Company”), each hereby certifies to the best of his knowledge, that the Company’s Annual Report on Form 10-K (the “Report”) to which this certification is attached, as filed with the Securities and Exchange Commission on the date hereof, fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Mark W. Brugger	/s/ Sean M. Mahoney
Mark W. Brugger	Sean M. Mahoney
Chief Executive Officer	Executive Vice President and Chief Financial Officer

February 25, 2014	February 25, 2014